EXHIBIT 99.1

Arcellx Provides Fourth Quarter and Year-End 2023 Financial Results and Business Highlights

-- Expanded strategic partnership with Kite --

-- Presented continued robust long-term responses from Phase 1 expansion trial of anito-cel (formerly CART-ddBCMA) in patients with relapsed or refractory multiple myeloma --

-- Ended the quarter with $729.2M, extending cash runway into 2027 --

REDWOOD CITY, Calif., Feb. 28, 2024 /PRNewswire/ -- Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported business highlights and financial results for the fourth quarter and year ended December 31, 2023.

“In 2023, our team built upon the momentum that has propelled Arcellx forward over the past two years,” said Rami Elghandour, Arcellx's Chairman and Chief Executive Officer. “We expanded our partnership with Kite, through a $200M investment, extending our cash runway into 2027 and deepened our collaboration by expanding into lymphomas. Additionally, we presented robust long-term data from our Phase 1 expansion study of anito-cel at the 65th ASH Annual Meeting. These data support the potential for anito-cel to be a best-in-class treatment option for patients with relapsed or refractory multiple myeloma. In parallel to these milestones, we continued to scale our organization to deliver both operationally and strategically, strengthening our foundation with key progress in manufacturing, development, research, and commercial readiness. This year is poised to be another year of meaningful progress for our organization. We are focused on completing enrollment in the iMMagine-1 trial, initiating our clinical trial in earlier lines of multiple myeloma, and completing the technical transfer to Kite. Patients with relapsed or refractory multiple myeloma still have limited therapeutic options, and with our partners at Kite, we are committed to delivering anito-cel to help as many patients as possible. We believe that with our technology coupled with Kite’s recognized global leadership and established manufacturing expertise, we are well positioned to achieve this goal. Additionally, we continue to invest in research and believe the differentiation of the D-Domain technology provides an opportunity for us to expand our development pipeline in other therapeutic areas."

Recent Business Progress

Expanded strategic partnership with Kite Pharma, Inc., a Gilead Company, to include co-development of anito-cel for lymphomas and Kite exercising its option to license ACLX-001. On November 15, 2023, Arcellx and Kite, a Gilead Company, announced an expansion in their existing partnership, which was originally announced in December 2022. Kite has exercised its option to negotiate a license for Arcellx’s ARC-SparX program, ACLX-001. The companies have also expanded the scope of the collaboration to include lymphomas. Upon closing in December 2023, Arcellx received a $200 million equity investment at $61.68 per share and an $85 million upfront cash payment.

Presented continued robust long-term responses from lead product candidate anito-cel evaluated in a Phase 1 expansion trial in patients with relapsed or refractory multiple myeloma, at 65th ASH Annual

Meeting and Exposition. On December 11, 2023, Arcellx presented new clinical data from its ongoing Phase 1 expansion study of autologous anitocabtagene autoleucel (anito-cel), formerly known as CART-ddBCMA, at the 65th ASH Annual Meeting and Exposition. The data continued to demonstrate deep and durable responses in patients with poor prognostic factors. Of the 38 evaluable patients with a median follow-up of 26.5 months, 100% overall response rate (ORR) was achieved in all patients and 29 of 38 (76%) evaluable patients achieved a complete response (CR) or a stringent complete response (sCR). Additionally, anito-cel continued to be well tolerated with no delayed neurotoxicity or parkinsonian symptoms observed. Median duration of response, progression free survival (PFS), and overall survival were not reached at the time of the October 15, 2023 data cut. Anito-cel continued to be well-tolerated at the time of the October 15, 2023 data cut.

Fourth Quarter and Full Year 2023 Financial Highlights

Cash, cash equivalents, and marketable securities:
As of December 31, 2023, Arcellx had cash, cash equivalents, and marketable securities of $729.2 million. Arcellx anticipates that its cash, cash equivalents, and marketable securities will fund its operations into 2027.

Collaboration revenue:
Collaboration revenue was $63.1 million and zero for the quarters ended December 31, 2023 and 2022, respectively. Collaboration revenue was $110.3 million and zero for the twelve months ended December 31, 2023 and 2022, respectively. The revenue results from the recognition of research and development performed under the arrangement described in the recent license and collaboration agreement with Kite Pharma, Inc. (Kite).

R&D expenses:
Research and development expenses were $28.8 million and $25.9 million for the quarters ended December 31, 2023 and 2022, respectively, an increase of $2.9 million. This increase was driven primarily by an increase in personnel and facility costs. Research and development expenses were $133.8 million and $149.6 million for the twelve months ended December 31, 2023 and 2022, respectively, a decrease of $15.8 million. This decrease was primarily driven by the accounting treatment for our Lonza manufacturing services agreement, which resulted in a non-cash expense in both years ended December 31, 2023 and 2022. This decrease was partially offset by an increase in personnel costs, which includes non-cash stock-based compensation expense.

G&A expenses:
General and administrative expenses were $19.4 million and $14.1 million for the quarters ended December 31, 2023 and 2022, respectively, an increase of $5.3 million. General and administrative expenses were $66.4 million and $41.7 million for the twelve months ended December 31, 2023 and 2022, respectively, an increase of $24.7 million. The increases were driven primarily by non-cash stock-based compensation expense.

Net income or loss:
Net income was $20.5 million for the quarters ended December 31, 2023 and net loss was $39.0 million for the quarter ended December 31, 2022. Net loss for the twelve months ended December 31, 2023 and 2022 were $70.7 million and $188.7 million, respectively.

About Arcellx, Inc.
Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx's mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx's lead product candidate, anito-cel, is being developed for the treatment of relapsed or refractory multiple myeloma (rrMM) in a Phase 2 pivotal trial. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also developing its dosable and controllable CAR T therapy, ARC-SparX, through two Phase 1 programs, ACLX-001 for rrMM and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X (Twitter) at @arcellx and LinkedIn.

About Arcellx and Kite Pharma Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration to co-develop and co-commercialize Arcellx’s anito-cel candidate for the treatment of patients with relapsed or refractory multiple myeloma currently in a pivotal Phase 2 study. Kite and Arcellx will jointly advance and commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the U.S.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation, Arcellx's plans for the research, pre-clinical and clinical development of its product candidates; the best-in-class potential of anito-cel for patients suffering from rrMM based on the safety and efficacy profile; Arcellx and Kite’s plans to advance and commercialize anito-cel, including the timing of technology transfer to Kite; plans to scale the organization and operations; and the sufficiency of cash, cash equivalents and marketable securities and its ability to fund operations through certain regulatory milestones and timelines. The forward-looking statements contained herein are based upon Arcellx's current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part I, Item 1A (Risk Factors) in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact

Andrea Cohen
Sam Brown Inc.
andreacohen@sambrown.com

917-209-7163

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